CFO Commentary on First Quarter FY 2011 Results

The following information has been prepared on a GAAP basis except where noted.

Summary Results
Revenue for the first quarter of fiscal 2011 was just over $1.0 billion, up 2 percent from $982.5 million in the prior quarter.  Revenue was up 51 percent from that of a year ago.

GAAP gross margin for the quarter was 45.6 percent, which was up 90 basis points from the prior quarter’s gross margin of 44.7 percent.

GAAP net income for the quarter was $137.6 million, or $0.23 per diluted share, compared with GAAP net income of $131.1 million, or $0.23 per share, in the prior quarter.

Revenue
(in millions)	Q1’11	Q4’10	Q/Q %
GPU*	$780.9	$779.5	+0.2%
Professional	189.7	157.8	+20.2%
Consumer	31.2	45.2	-31.0%
Total	$1,001.8	$982.5	+2.0%
*As previously announced, our MCP (chipset) results are now reported as part of the GPU business.

Our GPU business, which includes discrete GPUs and chipsets for the desktop and notebook markets, was flat sequentially.  The mainstream segment of our desktop GPU business was down seasonally.  However, this effect was largely offset by the introduction and launch of our Fermi™-based GeForce® GTX470/480 GPUs, the launch of our GeForce GT320M chipset and strong notebook demand.  We successfully ramped GTX470/480, selling a few hundred thousand units by quarter end.  The launch of these GPUs puts NVIDIA back in the high end of the enthusiast segment of the market, which will be important to our earnings growth this year.

Revenue for our Professional Solutions business, which includes workstation graphics and computing, represented 19 percent of total revenue.   Demand for our workstation products continued to recover strongly.  Our computing business was also up significantly, achieving record levels following the launch of Tesla™ products based on our new Fermi architecture.  With Tesla, we now have business in the server segment of computing in addition to desktop, notebook and workstations.

Our Consumer Products business, which includes smartphone and tablet products, as well as embedded entertainment, represented 3 percent of total revenue.  The sequential decrease was due to seasonality in our game console business and other items.

Gross Margin
GAAP gross margin for the first quarter was 45.6 percent.  Margins improved quarter over quarter primarily as a result of the launch of our Fermi-based high-end GPUs as well as strength in our Professional Solutions business, in which both our workstation and computing businesses have higher margins than our overall corporate average.

Expenses and Other
GAAP operating expenses for the first quarter were $309 million, up $4.5 million over the prior quarter.  Most of this increase was due to payroll taxes associated with employee stock option exercises and RSU vesting, plus legal expenses incurred as we respond to inquiries associated with the Federal Trade Commission proceeding against Intel as well as our own litigation against Intel.  Legal expenses are expected to continue at this elevated level.

Our tax rate for the quarter was 9 percent, which was lower than anticipated as a result of various one-time discrete items.

Balance Sheet
Accounts receivable at the end of the quarter were $529.7 million, up $154.7 million sequentially.  Much of this increase was attributable to revenue from GeForce GTX 470/480 and GeForce GT320M which ramped very successfully late in the quarter.  Consequently our DSO at quarter-end was 48 days, up 11 days over the prior quarter.

Inventories at the end of the quarter were $388.1 million, up 17 percent over the prior quarter.  Inventory days on hand at quarter-end was 65, versus 60 at the end of the fourth quarter.  The increase was largely due to higher-than-expected yields of 40nm products.  In particular, good yields of GTX470 and GTX 480 meant we had insufficient back end capacity to assemble, test and ship these products before the end of the quarter.

Depreciation and amortization expense for the first quarter amounted to approximately $47.1 million.  Capital expenditures were $17.1 million.

Cash flow used in operating activities was $5.4 million during the first quarter.  Free cash flow used in the first quarter was $22.5 million, with the principle contributors being additional working capital in accounts receivable and inventory offset by cash earnings (net income after adding back non-cash depreciation and stock based compensation).

Cash, cash equivalents and marketable securities at the end of the quarter were $1.76 billion, up approximately $36.7 million from the fourth quarter.

Second Quarter Outlook
Our outlook for the second quarter of fiscal 2011 is as follows:

•	Revenue is expected to be down seasonally 3 to 5 percent from the first quarter.
•	GAAP gross margin is expected to increase to 46 to 47 percent.
•	GAAP operating expenses are expected to be flat.
•	Tax rate of 12 to 14 percent, assuming a renewal of the U.S. R&D tax credit. Otherwise, tax rate of 14 to 16 percent.

We estimate depreciation and amortization and capital expenditures to be relatively flat when compared to the first quarter.

Diluted shares for the second quarter are expected to be approximately 595 million.
______________

For further information, contact:

Michael Hara	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 566-5150
mhara@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Operations presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per share and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of NVIDIA’s previous generation chips, net of insurance reimbursements, a non-recurring charge related to a tender offer purchase, and the associated tax impact of these items, where applicable.  Free cash flow is calculated as GAAP net cash provided by or used in operating activities, less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: our market leadership; and the Company’s financial outlook for the second quarter of fiscal 2011; are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations.  Important factors that could cause actual results to differ materially include: our reliance on third parties to manufacture, assemble, package and test our products; global economic conditions; development of faster or more efficient technology; the impact of technological development and competition; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports  NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the fiscal year ended January 31, 2010.  Copies of reports filed with the SEC are posted on the Company’s website and are available from NVIDIA without charge.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2010 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, Tesla, CUDA, GeForce and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	May 2,	January 31,	October 25,		July 26,		April 26,
	2010	2010	2009		2009		2009

GAAP gross profit	$456,377	$438,721	$391,783		$156,723		$189,696
GAAP gross margin	45.6%	44.7%	43.4%		20.2%		28.6%

Net warranty charge against cost of revenue arising from a weak die/packaging material set	-	-	(24,115)	(A)	119,993	(A)	-
Stock option purchase charge related to cost of revenue	-	-	-		-		11,412	(B)
Non-GAAP gross profit	$456,377	$438,721	$367,668		$276,716		$201,108
Non-GAAP gross margin	45.6%	44.7%	40.7%		35.6%		30.3%

GAAP operating expenses	$308,984	$304,439	$283,938		$266,830		$420,661
Insurance reimbursement	-	-	990	(C)	939	(C)	-
Stock option purchase charge related to operating expenses	-	-	-		-		(128,829)	(B)
Non-GAAP operating expenses	$308,984	$304,439	$284,928		$267,769		$291,832

GAAP net income (loss)	$137,594	$131,076	$107,577		$(105,302)		$(201,338)
Net warranty charge against cost of revenue arising from a weak die/packaging material set	-	-	(25,105)	(A)	119,054	(A)	-
Stock option purchase charge	-	-	-		-		140,241	(B)
Income tax impact of non-GAAP adjustments	-	-	(5,072)	(D)	(3,080)	(D)	(8,500)	(D)
Non-GAAP net income (loss)	$137,594	$131,076	$77,400		$10,672		$(69,597)

Diluted net income (loss) per share
GAAP	$0.23	$0.23	$0.19		$(0.19)		$(0.37)
Non-GAAP	$0.23	$0.23	$0.13		$0.02		$(0.13)

Shares used in GAAP diluted net income (loss) per share computation	590,997	582,081	574,381		546,639		542,307
Cumulative impact of non-GAAP adjustments	-	-	-		15,183	(E)	-
Shares used in non-GAAP diluted net income (loss) per share computation	$590,997	$582,081	$574,381		$561,822		$542,307

Metrics:
GAAP net cash flow provided by / (used in) operating activities	$(5,397)	$69,245	$141,317		$135,117		$142,128
Purchase of property and equipment and intangible assets	(17,080)	(22,575)	(16,593)		(17,656)		(20,777)
Free cash flow	$(22,477)	$46,670	$124,724		$117,461		$121,351

(A) Excludes a net charge related to the weak die/packaging material set that was used in certain versions of our previous generation chips, net of insurance reimbursement.
(B) During the three months ended April 26, 2009, the Company completed a tender offer to purchase outstanding stock options which resulted in a charge of $140.2 million, $11.4 million of which was associated with cost of revenue and $128.8 million with operating expenses.

(C) Excludes benefit of insurance reimbursement for claims towards the warranty cost arising from a weak die/packaging material set.
(D) The income tax impact of non-GAAP adjustments has only been reported during fiscal quarters that include other GAAP to non-GAAP reconciling items. As such, any effective tax rate differences between GAAP and non-GAAP results that result from such adjustments have not been reported separately in the non-GAAP results for a fiscal quarter that does not contain other GAAP to non-GAAP reconciling items.

(E) Reflects an adjustment to diluted shares to reflect a non-GAAP net income versus a GAAP net loss.